Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pacific Drilling S.A.:

We consent to the incorporation by reference in the registration statement (No. 333-228582) on Form S-8 of Pacific Drilling S.A. of our reports dated March 12, 2020, with respect to the consolidated balance sheets of Pacific Drilling S.A. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2019 (Successor), for the periods of November 20, 2018 to December 31, 2018 (Successor), January 1, 2018 to November 19, 2018 (Predecessor), and for the year ended December 31, 2017 (Predecessor), and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Pacific Drilling S.A.

Our report dated March 12, 2020 refers to a basis for presentation as the accompanying consolidated financial statements are being prepared in conformity with Accounting Standards Codification 852-10, Reorganizations,  for the Successor periods as a new entity with assets, liabilities, and a capital structure having carrying amounts not comparable with prior periods, which became effective on November 19, 2018.

/s/ KPMG LLP

Houston, Texas
March 12, 2020